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                                                                    EXHIBIT 15



June 24, 1996

Standard Federal Bancorporation, Inc.
2600 West Big Beaver Road
Troy, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Standard Federal Bancorporation, Inc. and Subsidiary (formerly Standard Federal Bank) for the periods ended March 31, 1996 and 1995 as indicated in our report dated April 18, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan